PRAXIS MUTUAL FUNDS

CERTIFICATE OF THE SECRETARY

	The undersigned hereby certifies that he is the duly elected Secretary of Praxis Mutual Funds (the "Trust"), and that the Board of Trustees, including a majority of the Trustees who are not "interested persons" of the Trust, adopted the following resolutions at a meeting at which a quorum was present on November 14, 2011:

RESOLVED, that, after taking into consideration all relevant factors concerning the fidelity bond covering the assets of the Trust, the Trustees, including a majority of the Independent Trustees, do, and they hereby have, approved the continuation of the fidelity bond; and it is

FURTHER RESOLVED, that the appropriate officers of the Trust be, and they hereby are, authorized to execute and deliver such documents as may be necessary to continue the fidelity bond coverage contemplated hereby and to adjust, as required, the amount of the bond in order to maintain continued compliance with all applicable rules and regulations relating the maintenance of such fidelity bond.

Witness my hand this 20th day of January 2012.


/s/ Charles J. Daly
______________________
Charles J. Daly
Secretary